Exhibit 10.2

LOAN AGREEMENT

TIDS LOAN AGREEMENT (this “Agreement”) dated this 30th day of August 2023

BETWEEN:

LQR House Inc. (the “Corporation” and “Lendee”)

with a registered address at

6800 Indian Creek Dr, Suite lE, Miami Beach, FL 33141

and

1226053 B.C. LTD (the “Lender”)

with a registered address at

522 South Crest Drive, Kelowna, BC V1W 4W8

BACKGROUND:

A.	The Corporation is duly incorporated in the State of Nevada.

B.	The Lender agrees to loan certain monies (the “Loan”) to the Lendee.

IN CONSIDERATION OF the Lender providing the Loan to the Lendee, and the Lendee’s agreement to repay the Loan to the I.lender in accordance with the terms herein, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount

1.	The Lender agrees to loan an amount of USO $200,000.00 (the “Loan”) to the Lendee, and the Lendee hereby agrees to repay the principal amount under the Loan together, at such address as may be provided in writing upon the terms and conditions of this Agreement.

Interest

2.	The Debt shall bear interest from the date of this agreement at a rate of 18% per annum.

Payment Terms

3.	This Loan and the accrued interest of $36,000 will be payable on demand, regardless of whether it is paid on or before the anniversary of the Loan Agreement.

Default

4.	Notwithstanding anything to the contrary in this Agreement, if the Lendee defaults in the performance of any obligation under this Agreement or the Lendee becomes insolvent, bankrupt, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Governing Law

5.	This Agreement will be construed in accordance with and governed by the laws of the State of Nevada, United States.

Costs

6.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Lendee, will be added to the principal then outstanding and will immediately be paid by the Lendee.

Assignment

7.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Lendee. The Lendee waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

8.	This Agreement may only be amended or modified by a written instrument executed by both the Lendee and the Lender.

Severability

9.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

10.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vfo:e versa.

Entire Agreement

11.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 30th day of August 2023.

LQR House Inc.

Per:	/s/ Sean Dollinger
	Name:	Sean Dollinger

1226053 B.C. LTD

Per:	/s/ Avtar Dhaliwal
	Name:	Avtar Dhaliwal